                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.     3   )*
                                          --------

                             EmCare Holdings Inc.
                  --------------------------------------------
                                (Name of Issuer)

                                 Common Stock
                  --------------------------------------------
                         (Title of Class of Securities)

                                 290820 10 9
                  --------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued of following page(s))

                              Page 1 of 5 pages
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CUSIP No. 290820 10 9                     13G                  Page 2 of 5 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William F. Miller, III

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                      - 0 -

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                         - 0 -
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                      - 0 -

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                         - 0 -

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           - 0 -

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           - 0 -

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

           IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 5 pages

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                                  SCHEDULE 13G



Item 1(a)  NAME OF ISSUER:

           EmCare Holdings Inc.

Item 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1717 Main Street, Suite 5200, Dallas, Texas 75201.

Item 2(a)  NAME OF PERSON FILING:

           William F. Miller, III

Item 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

           EmCare Holdings Inc.
           1717 Main Street, Suite 5200
           Dallas, Texas 75201

Item 2(c)  CITIZENSHIP:

           United States

Item 2(d)  TITLE OF CLASS OF SECURITIES:

           Common Stock

Item 2(e)  CUSIP NUMBER:

           290820 10 9

Item 3     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d - 1(b), OR 13d -2
           (b), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable.

Item 4     OWNERSHIP:


          (a)  Amount Beneficially Owned: - 0 -

          (b)  Percent of class: - 0 -

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: -0-

               (ii)  Shared power to vote or direct the vote: -0-

               (iii) Sole power to dispose or to direct the disposition of: -0-

               (iv)  Shared power to dispose or to direct the disposition of:-0-









                              Page 3 of 5 pages
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ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable

ITEM 10.         CERTIFICATION.

                 Not Applicable




                            [SIGNATURE ON NEXT PAGE]





                               Page 4 of 5 pages
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                            September 10, 1997
                                   --------------------------------------
                                                   (Date)


                                        /s/ William F. Miller, III
                                   --------------------------------------
                                                (Signature)


                                             William F. Miller, III
                                   --------------------------------------
                                                    (Name)





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